SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                      January 11, 1999
(Date of earliest event reported)  (January 8, 1999)

CTC COMMUNICATIONS CORP.
(Exact name of registrant as specified in its charter)
          Massachusetts                     0-13627       04-2731202
       (State or other jurisdiction (Commission         (IRS Employer
         of incorporation)          File Number)    Identification No.)

          360 Second Ave., Waltham, Massachusetts         02451
        (Address of principal executive offices)          (Zip Code)

                               (781) 466-8080
 (Registrant's telephone number including area code)
          360 Second Ave., Waltham, Massachusetts          02154
(Former name or former address if changed since last report)


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Item 5.  Other Events

On January 8, 1999, the Registrant issued the following press release:

CTC Communications Corp. Announces Agreements With Level 3 Communications and NorthEast Optic Network for Transmission and Co-Location in New England & New York

WALTHAM, Mass.--(BUSINESS WIRE)--Jan. 8, 1999--CTC Communications (NASDAQ:CPTL) announced today that it has entered into agreements with Level 3 Communications, LLC ("Level 3") (NASDAQ:LVLT) and NorthEast Optic Network, Inc. ("NEON") (NASDAQ:NOPT) for the provision of transmission and co-location facilities for CTC's Integrated Communications Network ("ICN") phase I build-out in New England and New York. The agreements, which total $11.6 million of expenditures by CTC over three years, provide for SONET-based OC-3 connectivity between CTC's 22 network hub sites and two fully redundant network operations centers. The agreements will permit CTC to co-locate its switching equipment in Level 3 and NEON points of presence buildings (POPs) along the fiber network.

The Phase I transmission infrastructure will support CTC's initial ICN configuration with three self-healing SONET rings covering respectively the southern, western and eastern New England regions. This advanced SONET technology, which permits full circuit redundancy and diversity, will allow CTC to take advantage of dense wave division multiplexing (DWDM) to meet the increasing customer demands for reliable, high bandwidth voice, data and video connectivity. The structure of each contract allows CTC to scale its transmission capacity easily over time and each has an additional three-year renewal provision.

CTC's Chairman and Chief Executive Officer, Robert J. Fabbricatore, stated:
"This is an extremely important step for CTC in our evolution to a true facilities-based carrier, and the company is pleased to partner with Level 3 and NEON. Each of them is on the forefront of deploying next generation networks, and their footprints are highly complementary with both the CTC initial network build and our future expansion plans. Level 3 and NEON share our vision that Internet Protocol-based (IP) networks will soon be the primary means by which voice and data traffic is transported in this country."

Level 3 President and CEO, James Q. Crowe, commented: "We believe this agreement with CTC will be the beginning of a broad-based relationship whereby Level 3 can help CTC expand its packet switched network presence into new markets. CTC's IP-based network strategy is complementary with our own network strategy, and we look forward to assisting CTC in its growth plans. IP-based network technology is here, and it is enormously exciting. With costs that are far less than those associated with traditional circuit switching architectures, this revolution is going to have a profound impact on all aspects of telecommunications."

NorthEast Optic Network Chairman and CEO, Vincent Bisceglia, said: "Our partnership with CTC is a critical element in their visionary ICN strategy to become a leading facilities-based carrier. Our DWDM/OC-192 photonic network architecture enables CTC to rapidly scale to meet escalating customer bandwidth demand. CTC's decision to combine NEON and Level 3's network solutions will greatly improve market velocity. Our complementary business and network strategies greatly expand the geographic range of transport solutions. We are thrilled to be at the threshold of the global bandwidth revolution with such capable partners." NorthEast Optic Network, Inc. is a facilities-based, carriers' carrier that provides high-bandwidth, fiber optic transmission capacity for lease to certificated carriers on the Network's interstate, intrastate and local loop facilities.

As previously reported, CTC began deploying Cisco wide area IP+ATM switches in December 1998 and expects to have its initial hub sites installed and interconnected by the end of March. Beginning in April, CTC will begin transitioning selected customers on-net for full beta testing and plans to begin transitioning its broader customer base on-net later this summer.

CTC is a rapidly growing provider of integrated communications solutions to medium and large-sized business customers in the Northeastern United States. It provides an extensive array of voice and data services, including local, long distance, frame relay, Internet access, and other advanced data services. The Company markets its services through its 175 member direct sales force located in 25 branch offices throughout Massachusetts, New York, Connecticut, New Hampshire, Vermont, Rhode Island, Maine and Maryland. CTC's headquarters is in Waltham, Massachusetts. CTC can be found on the worldwide web at http://.ctcnet.com. Investors seeking information on CTC's transition to a facilities-based CLEC strategy are encouraged to visit CTC's web site for the fiscal second quarter conference call notes from the November 5, 1998 investor conference call.

The statements in this press release that relate to future plans, events or performance are forward-looking statements, including statements relating to operations and the timing of both the network deployment and the transition of CTC customers to the network as well as statements regarding the acceptance of IP-based network technology. These statements involve risk and uncertainties that could cause actual results to differ materially from those reflected or implied in the forward-looking statements. Readers are, accordingly, cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Additional information about these risks and uncertainties is set forth in the Company's most recent report on Form 10-Q. CTC undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect results, events or circumstances after the date hereof.

CONTACT: CTC Communications
John Pittenger, CTC
(781) 466-1302
or
Steve Ingish, Level 3
(402) 943-1337
or
Fred Kocher, NEON
(781) 684-5175


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                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  CTC COMMUNICATIONS CORP.
                                         (Registrant)
                                  By: /s/ John D. Pittenger
                                         John D. Pittenger,
                                   Executive Vice President,
                                   Finance and Administration
January 11, 1999